UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920

Houston, Texas 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In our report on Form 8-K dated February 16, 2017, we reported that we had entered into a Second Amended and Restated Credit Agreement with Permian Pelican, LLC, our majority stockholder, consisting of a $5.1 million term loan and a $1.0 million revolving credit arrangement, with an extended maturity date of December 31, 2018.

We subsequently amended the new credit agreement to add a capital expenditures facility of up to $500,000. Each advance under this facility must be for the sole purpose of financing the purchase of equipment that, on the date of purchase, has a useful life of at least two years. Further, the amount of each advance (i) if the proceeds thereof are to be applied to fund or refinance the purchase of equipment from a vendor selling such equipment as part of its inventory cannot exceed 80% of the net invoiced cost of such equipment, and (ii) if the proceeds thereof are to be applied to fund or refinance the purchase of equipment from a person other than a vendor selling such equipment as part of its inventory, may not exceed 80% of the net orderly liquidation value of such equipment.

Effective May 23, 2017, we further amended the new credit agreement to increase the maximum revolving credit amount from $1.0 million to $1.75 million. Borrowings under the revolving line are limited to the lesser of such maximum amount or 80% of our eligible accounts receivable.

The capital expenditure facility and increased revolving credit facility will add to the Company’s liquidity to fund growth. We intend to use the capital expenditure facility to fund the expansion of the Company’s rental inventory to meet increasing customer demand. Similarly, the expanded revolving credit facility will help support the Company’s growing working capital needs as its revenue base increases.

The interest rate for borrowings under the credit agreement are 6 month LIBOR + 3% per annum. Interest is paid monthly on the last business day of each month. The principal amount of the borrowings under the credit agreement are due on December 31, 2018. However, the Company is required to prepay the term loan portion in an amount equal to 50% of the excess cash flow (as defined in the credit agreement) for the year ending December 31, 2017 (such prepayment due on the earlier of (i) the date which is 60 days after the end of such year or (ii) if applicable, the date on which our independent auditors have completed their review of our financial statements for such year).

The obligations under the credit agreement are guaranteed by all of our subsidiaries and secured by substantially all of our assets. The credit agreement contains customary events of default and covenants including restrictions on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, grant liens and sell assets.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: May 24, 2017	By:	/s/ Alya Hidayatallah
	Name:	Alya Hidayatallah
	Title:	Chief Financial Officer

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